UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2007

COLUMBIA BANCORP (Exact name of registrant as specified in its charter)

Oregon (State or other jurisdiction of incorporation)	0-27938 (Commission File Number)	93-1193156 (IRS Employer Identification No.)

401 East Third Street, Suite 200, The Dalles, Oregon 97058 (Address of principal executive offices)

(541) 298-6649 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)   On September 24, 2007, Columbia Bancorp (“Columbia”) announced the promotion of Greg Spear and Staci Coburn. Greg Spear, Chief Financial Officer for Columbia and Columbia River Bank (“CRB”), will have the added title of Vice-Chair of the holding company and Staci Coburn, moved from Senior Vice President and Controller of CRB to Chief Accounting Officer and Corporate Vice President, as well as Principal Accounting Officer for Columbia Bancorp. Both Mr. Spear and Ms. Coburn will serve in their respective positions until a successor is appointed and qualified. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated by referenced.

Mr. Spear has served as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Columbia and CRB since January of 2007. He served as Executive Vice President and Chief Financial Officer from June 2001 until January 2007. Prior to joining Columbia and CRB, Mr. Spear served as Chief Financial Officer for Linn Benton Bank in Albany, Oregon, from 1997 to 2001. He holds a B.S. degree in Accounting from the University of La Verne, a B.S. degree in Business Administration (Management) from California State University, Chico, and is a licensed Certified Public Accountant in the State of Oregon. Mr. Spear is 41 years old and has 22 years of banking experience. He presently serves as a director on the BancSource board.

Ms. Coburn has served as Senior Vice President and Controller for CRB since February of 2004. She served as Vice President and Controller from November of 2001 until February of 2004. She holds a B.B.A. degree in Accounting from Boise State University, and is a licensed Certified Public Accountant in the State of Oregon. Ms. Coburn is 38 years old and has 9 years of banking experience.

ITEM 9.01 Financial Statements and Exhibits.

Exhibit     Item

99.1     Press Release dated September 24, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2007	By:	/s/
Roger L. Christensen,
President and Chief Executive - Columbia River Bank; President and Chief Executive Officer - Columbia Bancorp